EXHIBIT 1

                         CONSENT OF INDEPENDENT AUDITORS



The Board of Trustees
World Airways, Inc. EMPLOYEE 401(K) SAVINGS PLAN:

We consent to incorporation by reference in the registration statement (No. 33-13575) on Form S-8 of World Airways, Inc. of our report dated July 13, 1999, relating to the statements of net assets available for plan benefits of the World Airways EMPLOYEE 401(K) SAVINGS PLAN as of December 31, 1998 and 1997, and the related statements of changes in net assets available for plan benefits for the years then ended, which report appears in the December 31, 1998 annual report on Form 11-K of the World Airways, Inc. EMPLOYEE 401(K) SAVINGS PLAN.



KPMG LLP



Washington, D.C.
July 13, 1999